Exhibit 10.1

WAIVER AND AMENDMENT NO. 2
TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 2 (this “Agreement”) is entered into as of August 19, 2009, by and among BEST ENERGY SERVICES, INC (f/k/a HYBROOK RESOURCES CORP.), a corporation organized under the laws of the State of Nevada (“Best”), BOB BEEMAN DRILLING COMPANY, a corporation organized under the laws of the State of Utah (“BBD”), and BEST WELL SERVICE, INC., a corporation organized under the laws of the State of Kansas (“BWS”) (Best, BBD and BWS, each a “Borrower”, and collectively “Borrowers”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

Borrowers, Lenders and Agent are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of February 14, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders (x) waive the Event of Default that has occurred and is continuing under Section 10.5 of the Loan Agreement as a result of Borrowers’ violation of the financial covenant contained in Section 6.5(b) of the Loan Agreement for the fiscal quarter ended June 30, 2009 (the “Existing Default”) and (y) amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.

2.             Waiver.  Subject to the satisfaction of Section 4 below, Agent and Lenders hereby waive the Existing Default.  Notwithstanding the foregoing, the waiver of the Existing Default set forth above does not establish a course of conduct between Borrowers, Agent and Lenders and the Borrowers hereby agree that Agent and Lenders are not obligated to waive any future Events of Default under the Loan Agreement or the Other Documents.

3.             Amendment.  Subject to the satisfaction of Section 4 below, the Loan Agreement is hereby amended as follows:

(a)           Section 1.2 of the Loan Agreement is hereby amended by inserting the following defined terms in appropriate alphabetical order:

“Amendment No. 2” shall mean Waiver and Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement dated as of August 19, 2009, by and between Borrowers, Lenders and Agent.

“Amendment No. 2 Effective Date” shall mean the date the Agent has determined the Conditions of Effectiveness in Section 4 of Amendment No. 2 have been satisfied.

(b)           The definition of “Minimum Rig Utilization” appearing in Section 1.2 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“Minimum Rig Utilization” shall mean, for any applicable period, the ratio (expressed as a percentage) of (a) the sum for all Rigs of the total days during such period that each such Rig in the Borrowers’ Rig Fleet Equipment earned revenue to (b) the sum for all Rigs of the total days that each such Rig in the Borrowers’ Rig Fleet Equipment was available to earn revenue excluding days in which a Rig is undergoing refurbishment, upgrades or other scheduled equipment maintenance projects that are in the ordinary course of business consistent with reasonable industry standards; provided, that, Borrowers will provide written notice to Agent if such refurbishment, upgrade or other scheduled equipment maintenance project causes any Rig to be unable to earn revenue for a period of more than 90 days.

(c)           The definition of “Term Loan Rate” appearing in Section 1.2 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus two and three-quarters of one percent (2.75%) with respect to Domestic Rate Loans and (b) the sum of (x) the greater of (i) the Eurodollar Rate or (ii) two percent (2.0%) plus (y) four percent (4.00%) with respect to Eurodollar Rate Loans.

(d)           Section 3.3 of the Loan Agreement is hereby further amended by inserting the following new sub-clause (d) at the end thereof:

“(d)          Amendment No. 2 Fee.  Upon the execution of this Agreement, each Lender shall have earned its ratable share of a fee equal to $25,000, which fee shall be due and payable (x) $12,500 on the Amendment No. 2 Effective Date, and (y) $12,500 on the thirtieth (30th) day following the Amendment No. 2 Effective Date, provided that at the election of the Agent, such fee shall become immediately due and payable upon the occurrence and during the continuance of any Event of Default.”

(e)           Section 6.5(a) is hereby amended to read in its entirety as set forth below:

“(a)         Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth in the table below for such period:

Twelve Month Period Ending:	Minimum Fixed Charge Coverage Ratio:
September 30, 2009	No Test
December 31, 2009	No Test
March 31, 2010	No Test
June 30, 2010	No Test
September 30, 2010	1.10 to 1.0
December 31, 2010	1.10 to 1.0
March 31, 2011	1.10 to 1.0

(f)            Section 6.5(b) is hereby amended to read in its entirety as set forth below:

“(b)         Minimum EBITDA.  Maintain as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, EBITDA of Borrowers on a Consolidated Basis of at least the amount set forth opposite such fiscal quarter:

Period:	Minimum EBITDA
Three month period ending September 30, 2009	$(30,000)
Six month period ending December 31, 2009	$880,000
Nine month period ending March 31, 2010	$1,640,000
Twelve month period ending June 30, 2010	$2,685,000
Twelve month period ending September 30, 2010	$3,795,000
Twelve month period ending December 31, 2010	$3,990,000
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	$4,000,000

(g)           Section 6.5 (c) of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“(c)         Minimum Rig Utilization.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, Minimum Rig Utilization for BWS of not less than the percentage set forth in the table below opposite such fiscal quarter:

Period:	Minimum Rig Utilization:
Three month period ending September 30, 2009	34%
Six month period ending December 31, 2009	39%
Nine month period ending March 31, 2010	40%
Twelve month period ending June 30, 2010	41%
Twelve month period ending September 30, 2010	43%
Twelve month period ending December 31, 2010	43%
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	43%

4.             Conditions of Effectiveness.  This Agreement shall become effective when Agent shall have received:

(a)  four (4) copies of this Agreement executed by the Required Lenders and each Borrower;

(b)   the portion of the amendment fee due and payable under Section 3.3(d) of the Loan Agreement on the Amendment No. 2 Effective Date, which may be charged to Borrowers’ Account as a Revolving Advance; and

(c)   such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

5.             Representations, Warranties and Covenants.  Each Borrower hereby represents, warrants and covenants as follows:

(a)           This Agreement and the Loan Agreement constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

(b)           Upon the effectiveness of this Agreement, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended or waived hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.

(c)           The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement (and the waiver of the Existing Default).

(e)           No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.

6.	Effect on the Loan Agreement.

(a)           Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.  Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.  This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.

(b)           Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7.             Release.  The Borrowers hereby acknowledge and agree that:  (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents.  Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Borrower (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Borrowers, or the making of any advance, or the management of such advance or the Collateral.

8.             Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).

9.             Cost and Expenses.   Borrowers hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.

10.           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.           Counterparts; Facsimile Signatures.  This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ A. Roger Craig, Jr.
Name: A. Roger Craig, Jr.
Title: Vice President

BEST ENERGY SERVICES, INC.

By:	/s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

BOB BEEMAN DRILLING COMPANY

By:	/s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

BEST WELL SERVICE, INC.

By:	/s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

[Signature Page to Waiver and Amendment No. 2]